Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

SPRINT NEXTEL CORPORATION,

EAGLE MERGER SUB INC.

AND

UBIQUITEL INC.

DATED AS OF APRIL 19, 2006

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 19, 2006, by and among SPRINT NEXTEL CORPORATION, a Kansas corporation (“Parent”), EAGLE MERGER SUB INC., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and UBIQUITEL INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent through a merger of the Company and Merger Sub;

WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into the Company (the “Merger”) in accordance with the provisions of the DGCL, with the Company as the surviving corporation and a wholly owned subsidiary of Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s entering into this Agreement, certain stockholders have entered into a stockholders agreement, dated as of the date hereof (the “Stockholders Agreement”), pursuant to which, among other things, such stockholders have agreed to vote their shares of common stock, par value $0.0005 per share, of the Company (“Company Common Stock”) in favor of the Merger, subject to the terms and conditions contained therein;

WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Merger and the transactions contemplated hereby; and

WHEREAS, the Board of Directors of the Company has unanimously determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to and in the best interests of the Company and the holders of the Company Common Stock (the “Company Stockholders”) and resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1.   The Merger.   Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the DGCL.

Section 1.2.   Effective Time; Closing.   As promptly as practicable (and in any event within five business days) after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL; provided, that if the consents set forth in Section 1.2 of the Company Disclosure Letter have not been obtained by such time, Parent may defer the Closing until the earlier of the date on which such consents are obtained and July 31, 2006. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time (but not earlier than the time that the Certificate of Merger is filed) as the parties agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”). On the date of such filing, a closing (the “Closing”) shall be held at 10:00 a.m. Eastern time, at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309-3521, or at such other time and location as the parties shall otherwise agree.

Section 1.3.   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4.   Conversion of Company Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the securities described in this Section 1.4:

(a)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(b) and Dissenting Shares, if any) shall be canceled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive an amount in cash equal to $10.35 payable, less any required withholding taxes as described in Section 1.8(e) and without interest, to the holder of such share of Company Common Stock, upon surrender of any certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.8 (the “Merger Consideration”);

(b)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;

(c)    At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate (“Certificate”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.4(a); and

(d)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5.   Dissenting Shares.

(a)    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by the Company Stockholders who have demanded and perfected their demands for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”) shall not be converted as described in Section 1.4(a) but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 1.4(a) into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

(b)   The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL with respect to demands for appraisal and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 1.6.   Stock Options and Warrants.

(a)    The Company shall ensure that all outstanding options to acquire Company Common Stock (the “Company Options”) granted under the Amended and Restated 2000 Equity Incentive Plan (the “Company Stock Option Plan”) or the Employment Agreement, dated as of November 29, 1999 (the “Harris Employment Agreement”), between the Company and Donald A. Harris that are not exercised prior to the Effective Time shall terminate and expire immediately after Effective Time. In addition, Parent shall cause the Surviving Corporation to pay such holder, immediately after the Effective Time, in exchange for the cancellation of such holder’s Company Options (regardless of exercise price or whether or not such Company Options are vested and exercisable), an amount in cash determined by multiplying (a) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Company Option by (b) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Option in full immediately after the Effective Time (assuming such Company Option was fully vested), less any withholding taxes as described in Section 1.8(e) and without interest.

(b)   From and after the Effective Time, the Company Warrants will be automatically exercisable, upon payment of the exercise price, for the Merger Consideration to which the holder of the Company Warrant would have received immediately after the Effective Time if the holder had exercised the Company Warrant immediately prior to the Effective Time.

Section 1.7.   Employee Stock Purchase Plan.   The “Offering Period” (as defined in the ESPP) that started on April 1, 2006 under the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) may continue through June 30, 2006 or, if earlier, the end of the last business day before the Effective Time; provided, (a) no person shall be allowed to elect to increase his or her payroll deductions or other contributions to purchase Company Common Stock for such Offering Period after the date hereof; (b) the Company shall not commence any new Offering Periods under the ESPP on or after the date hereof; and (c) if any whole shares of Company Common Stock purchased in such Offering Period by a participant have not been issued before the Effective Time to such participant, in lieu of the issuance of such shares, the Surviving Corporation shall pay such participant, immediately after the Effective Time, a cash payment determined by multiplying (i) such number of whole shares by (ii) the Merger Consideration, plus a cash payment equal to the balance, if any, in his or her account in the ESPP after the purchase of such whole shares of Company Common Stock, less any withholding taxes as described in Section 1.8(e) and without interest. Effective as of the Effective Time, the ESPP shall be terminated.

Section 1.8.   Surrender of Shares of Company Common Stock; Stock Transfer Books.

(a)    Prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company, reasonably acceptable to the Company, to act as agent (the “Paying Agent”) for the Company Stockholders to receive the funds necessary to make the payments to the Company Stockholders pursuant to Section 1.4 upon surrender of the Company Stockholders’ Certificates and pursuant to Section 1.6 in the case of holders who exercise Company Warrants. Parent shall, at or prior to the Effective Time, deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock (the “Fund”). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to Parent. Parent shall replace any monies lost through any investment made pursuant to this Section 1.8(a). The Paying Agent shall make the payments provided in Section 1.4.

(b)   Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.4 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes only the right to receive Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer, in the sole discretion of the Paying Agent, and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 1.4.

(c)    At any time following the date that is six months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Fund that had been made available to the Paying Agent and not disbursed to the Company Stockholders (including all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to Parent (subject to abandoned property, escheat and other similar Laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash, shares, dividends or distributions payable in respect of such Certificate shall become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any Company Stockholder for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

(d)   At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent and Merger Sub, the Company Stockholders holding shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law, and the Merger Consideration paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates.

(e)    Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration and any other amount otherwise payable pursuant to this Agreement to any Company Stockholder, any holder of Company Options or Company Warrants and any participant in the ESPP (each, a “Payee”) such amounts that Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to Payee.

(f)    Upon the surrender to the Paying Agent of an original copy of a Company Warrant together with the applicable exercise price of $11.37 per share of Company Common Stock, the Paying Agent shall pay to such holder the Merger Consideration of $10.35 for each share of Company Common Stock represented by such Company Warrant. The procedures set forth in this Section 1.8 shall apply to any surrender of a Company Warrant.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1.   Certificate of Incorporation.   The certificate of incorporation of the Surviving Corporation shall be amended as of the Effective Time to be substantially the same as the certificate of incorporation attached hereto as Exhibit A, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law or such certificate of incorporation.

Section 2.2.   Bylaws.   The bylaws of the Surviving Corporation shall be amended as of the Effective Time to be substantially the same as the bylaws attached hereto as Exhibit B, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation or such bylaws.

Section 2.3.   Directors and Officers.   From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) a publicly available final registration statement, prospectus, report, form, schedule or proxy statement filed since January 1, 2006 by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Company SEC Reports”) and prior to the date hereof, but excluding any risk factor disclosure contained in any such Company SEC Report under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading, or (b) the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to the other parties concurrently with the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Letter relates; provided, however, that any information set forth in one section of the Company Disclosure Letter will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect), the Company represents and warrants to each of the other parties as follows:

Section 3.1.   Organization and Standing.   Each of the Company and its subsidiaries, UbiquiTel Operating Company and UbiquiTel Leasing Company (each, a “Subsidiary” and together the “Subsidiaries”), (a) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has full corporate or other power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where failure to have such approvals or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Certificate of Incorporation”) and the Company’s bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such certificates of incorporation and bylaws (or equivalent organizational documents) are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its certificate of incorporation or bylaws (or equivalent organizational documents).

Section 3.2.   Capitalization.   The authorized capital stock of the Company consists of 240,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the date hereof, (a) 94,453,100 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (b) no shares of Company Common Stock are held in the treasury of the Company, (c) no shares of Preferred Stock are issued or outstanding, (d) 6,963,100 Company Options are outstanding pursuant to the Company Stock Option Plan and the Harris Employment Agreement, (e) 328,333 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the ESPP, and (f) no shares of Company Common Stock are reserved for issuance upon exercise of outstanding stock options or otherwise, except for (x) 8,325,450 shares of Company Common Stock reserved for issuance pursuant to Company Options and (y) 3,579,000 shares of Company Common Stock reserved for issuance under the outstanding warrants to purchase shares of Company Common Stock (the “Company Warrants”). Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of the outstanding

Company Options, with the exercise price of each such Company Option. Except as set forth above, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. The Company owns (either directly or indirectly) beneficially and of record all of the issued and outstanding capital stock of each Subsidiary, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever and does not own an equity interest in any other corporation, partnership or entity, other than in the Subsidiaries. The Company does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any corporation or any limited liability company, partnership, joint venture or other association, other than the Subsidiaries. No bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote on any matter on which stockholders may vote are issued or outstanding. No holder of Company Common Stock, Company Options, Company Warrants or any other securities of the Company is entitled to any consideration in connection with the Merger or the transactions contemplated by this Agreement other than cash, if any, as provided in Sections 1.4, 1.5, 1.6(a), 1.6(b), 1.7 or 1.8(f) of this Agreement. The exercise price of the Company Warrants is $11.37 per share of Company Common Stock.

Section 3.3.   Authority for Agreement.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action (including the approval of the Board of Directors of the Company), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of holders of a majority of the voting power of the then issued and outstanding shares of Company Common Stock and the filing and recordation of the certificate of merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of the Company’s equity holders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)   At a meeting duly called and held on April 19, 2006, the Board of Directors of the Company unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of, the Company and the Company

Stockholders, (ii) determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the Company Stockholders, (iii) approved and adopted this Agreement and approved and authorized the Merger and the other transactions contemplated hereby and (iv) resolved to recommend approval and adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated by this Agreement. Bear, Stearns & Co. Inc. (the “Independent Advisor”), the independent financial advisor to the Board of Directors of the Company, has delivered to the Board of Directors of the Company its opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained in such opinions, the consideration to be received by the Company Stockholders in the Merger is fair, from a financial point of view, to such holders. A copy of such opinion has been provided to Parent.

Section 3.4.   No Conflict.   Assuming the receipt of approval of this Agreement by the Company Stockholders, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement will not, (a) conflict with or violate the Company Certificate of Incorporation or the Company Bylaws or equivalent organizational documents of any of the Subsidiaries, (b) subject to Section 3.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a “Law”) applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (b) and (c) above for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” shall mean, (i) a material adverse effect on the business, operations or financial condition of the Company and the Subsidiaries taken as a whole (provided, however, that with respect to this clause (i), Material Adverse Effect will be deemed not to include effects to the extent resulting from (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or the accounting rules and regulations of the SEC, (B) the public announcement of the Merger, (C) any action or failure to act by Parent or any of its affiliates under agreements between Parent or any of its affiliates, on the one hand, and the Company or any of the Subsidiaries, on the other hand, (D) Parent’s acquisition of Nextel Communications, Inc. or Nextel Partners, Inc. or any action by Parent or any of its affiliates in connection with the integration thereof, (E) changes in or relating to the United States economy or United States financial, credit or securities markets in general or (F) changes in or relating to the industries in which the Company or the Subsidiaries operate or the markets for any of such entity’s products or services in general, which changes in the case of clauses (E) and (F) do not affect the Company or any Subsidiary to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets) or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.

Section 3.5.   Required Filings and Consents.   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”) or any consent, approval or authorization of, or notification to, any other person, except (a) for applicable requirements, if any, of state securities or “blue sky” Laws (“Blue Sky Laws”) and filing and recordation of the certificate of merger as required by the DGCL, (b) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (c) for those required by the Federal Communications Commission or any successor entity (the “FCC”) under the Communications Act of 1934 and the rules, regulations and policies of the FCC promulgated thereunder (the “FCC Filings”), (d) for such filings and approvals as are required to be made or obtained with or from any state public service or public utility commission or similar state regulatory bodies in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (e) for the filing of the Proxy Statement with the SEC and any national securities exchange or trading system and (f) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6.   Compliance.   Subject to Section 3.7, each of the Company and the Subsidiaries has been operated at all times in compliance with all Laws applicable to the Company or any of the Subsidiaries or by which any property, business or asset of the Company or any of the Subsidiaries is bound or affected, except for any such failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7.   Licenses and Permits.

(a)    Neither the Company nor any of the Subsidiaries has any Licenses issued or granted by the FCC.

(b)   The Company and each of the Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct its business as presently conducted, except those the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (such Licenses, as excepted, the “Company Material Licenses”). Each Company Material License is listed on Section 3.7(b) of the Company Disclosure Letter.

Each of the Company and the Subsidiaries is in compliance with (i) its obligations under each of the Company Licenses and (ii) the rules and regulations of the Governmental Entity issuing such Company Licenses, except, in either case, for such failures to be in compliance as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened by or before the FCC, the Federal Aviation Administration (the “FAA”) or any other Governmental Entity, any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of the Subsidiaries relating to any of the Company Material Licenses, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Company Licenses” means, to the extent not otherwise Company Material Licenses, all Licenses issued or granted to the Company or any of the Subsidiaries by a Governmental Entity of any state of the United States regulating telecommunications businesses and all Licenses issued or granted to the Company or any of the Subsidiaries by foreign Governmental Entities regulating telecommunications businesses. For purposes of this Agreement, the term “Knowledge” means the actual knowledge of the following officers of the Company: Donald A. Harris (Chief Executive Officer), James J. Volk (Chief Financial Officer), Patricia E. Knese (Senior Vice President, Secretary and General Counsel), David L. Zylka (Chief Technology Officer), Dean E. Russell (Chief Operating Officer), Tayo Ogundipe (Vice President of Finance), Kenneth T. Jones (Controller) and Jack Gemmell (Vice President of Human Resources).

Section 3.8.   Reports; Financial Statements; Internal Controls.

(a)    The Company and each of the Subsidiaries have timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto (each, a “Report”), that they were required to file since January 1, 2003 with (i) the FCC, (ii) the SEC, (iii) any state or other federal regulatory authority (other than any taxing authority, which is covered by Section 3.10) and (iv) any foreign regulatory authority (other than any taxing authority, which is covered by Section 3.10), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such Report, or to pay such fees and assessments, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Report of the Company made with the SEC, as of the date of such Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all Reports of the Company made with the SEC complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules and regulations thereunder with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act, and no enforcement action has been initiated against the Company by the SEC relating to disclosures contained in any Report of the Company made with the SEC.

(b)   The Company has previously made available to Parent copies of (i) the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including any amendments thereto filed with the SEC (collectively, the “Company 2005 10-K”), filed with the SEC under the Exchange Act, accompanied by the audit report by PricewaterhouseCoopers LLP, the independent registered public accounting firm with respect to the Company for such periods (such balance sheets and statements, the “Company Financial Statements”). The consolidated balance sheets of the Company (including the related notes, where applicable) included in the Company Financial Statements fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates thereof, and the other financial statements included in the Company Financial Statements (including the related notes, where applicable) fairly present in all material respects the consolidated results of the operations and changes in stockholders’ equity and cash flows of the Company and the Subsidiaries for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the Company Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. There is no applicable accounting rule, consensus or pronouncement that has been adopted as of the date of this Agreement by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    The Company and the Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.9.   Absence of Certain Changes or Events.   Except as contemplated by this Agreement, (a) since December 31, 2005, there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) since December 31, 2005 through the date of this Agreement, the Company and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and consistent with prior practice and there has not been (i) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (ii) any material change in accounting methods, principles or practices employed by the Company, (iii) any material change in the Company’s internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) or (iv) any action of the type described in Section 5.1(b) (other than Section 5.1(b)(iv)) or Section 5.1(c) that had such action been taken after the date of this Agreement would be in violation of any such Section.

Section 3.10.   Taxes.   (a) The Company and each of the Subsidiaries have timely filed all material Tax Returns required to be filed by any of them; (b) all such Tax Returns are true, correct and complete in all material respects; (c) all Taxes of the Company and the Subsidiaries that are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Company Financial Statements; (d) there are no liens for any Taxes upon the assets of the Company or any of the Subsidiaries, other than statutory liens for real estate Taxes not yet due and payable and liens for Taxes contested in good faith; (e) the Company does not have any Knowledge of any proposed or threatened Tax claims or assessments that, if upheld, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (f) neither the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (g) the Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; (h) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the unpaid Taxes of the Company and the Subsidiaries did not exceed the accrual for Tax liability (disregarding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the most recent Company Financial Statement (disregarding any notes thereto); (i) neither the Company nor any Subsidiary (A) has been a member of any other affiliated group filing a consolidated federal income Tax Return (except the affiliated group of which the Company is the common parent) or (B) has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (j) neither the Company nor any Subsidiary has received written notice from any Governmental Entity of the commencement of an audit with respect to any Tax Return filed by any of them; (k) the Company Disclosure Letter lists all jurisdictions where the Company files income Tax Returns, (l)  no claim has been made by any Governmental Entity in a jurisdiction in which the Company or any of the Subsidiaries does not file a Tax Return that the Company or any of the Subsidiaries is or may be subject to taxation by such jurisdiction; (m) neither the Company nor any Subsidiary is a party to or bound by any tax allocation or sharing agreement; (n) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), private letter rulings, technical advice memoranda or similar agreement or ruling has been entered into by or with respect to the Company or any of the Subsidiaries; (o) neither the Company nor any of the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law) with respect to any taxable period ending on or before the date of Closing; (p) neither the Company nor any Subsidiary has entered into, or otherwise participated (directly or indirectly) in, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or has received a written opinion from a tax advisor that was intended to provide protection against a tax penalty; and (q) the Company has not made any distribution of stock, and no distribution of stock of the Company has been made, in a transaction described in Section 355 of the Code. For purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity; and “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.11.   Title to Assets.   The Company and each of the Subsidiaries have good and valid title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the Company 2005 10-K or acquired after December 31, 2005 (other than assets disposed of since December 31, 2005 in the ordinary course of business consistent with past practice) or otherwise used in the conduct of business of the Company and the Subsidiaries, in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (a) liens, encumbrances or restrictions that secure indebtedness that are reflected in the Company 2005 10-K; (b) liens for Taxes accrued but not yet payable; (c) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after December 31, 2005; provided that the obligations secured by such liens are not delinquent; and (d) such title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate, have not had, and would not reasonably be expected to have a Material Adverse Effect (each a “Company Permitted Lien”). The Company and each of the Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business, except where the absence of such ownership or leasehold interest has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12.   Change of Control Agreements.   Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with or by reason of the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 3.13.   Litigation.   Section 3.13 of the Company Disclosure Letter sets forth a true, correct and complete list of all claims, suits, actions, governmental investigations, indictments or administrative, arbitration or other legal proceedings (“Litigation”) pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries. No Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of the Subsidiaries.

Section 3.14.   Contracts and Commitments.

(a)    Neither the Company nor any of the Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Reports filed prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by the Company, or the ability of the Company to operate in any geographic area or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business material to the Company or to operate in any geographical area, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) relating to the borrowing of money or any guarantee in respect of any indebtedness of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (v) that restricts competition or pricing (including “most favored nations” or similar provisions) or (vi) between the Company and any of the Subsidiaries, on the one hand, and any of the Company’s stockholders (in their capacity as such), on the other hand. In addition, neither the Company nor any of the Subsidiaries is a party to or bound by any written employment contract. Each contract, arrangement, commitment or understanding of the type described in the preceding two sentences of this Section 3.14(a), whether or not set forth in the Company Disclosure Letter, is referred to as a “Material Contract,” and neither the Company nor any of the Subsidiaries has Knowledge of any violation of any Material Contract by any of the other parties thereto that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   With such exceptions that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the applicable Subsidiary, as applicable, and is in full force and effect, (ii) the Company or the applicable Subsidiary has performed all obligations required to be performed by it to date under each Material Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of the Subsidiaries under any such Material Contract.

Section 3.15.   Information Supplied.   The proxy statement to be mailed to the Company Stockholders in connection with the meeting (the “Stockholders’ Meeting”) to be called to consider the Merger (the “Proxy Statement”) at the date the Proxy Statement is filed with the SEC, first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders’ Meeting, as the case may be, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement filed with the SEC will comply as to form in all material respects with the requirements of the

Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.16.   Employee Benefit Plans.   All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and all other agreements, plans, programs and policies which provide compensation or benefits to current or former employees or directors or independent contractors of the Company or any of the Subsidiaries and with respect to which the Company or any Subsidiary has any material liability, whether contingent or otherwise (individually a “Company Benefit Plan” and collectively the “Company Benefit Plans”), are identified in Section 3.16 of the Company Disclosure Letter by the name shown on their plan documents, and there are no Company Benefit Plans other than the Company Benefit Plans identified in Section 3.16 of the Company Disclosure Letter. A true and complete copy of each Company Benefit Plan as currently in effect, any related trust agreement, any ERISA required summary plan description and any Form 5500 filed for 2004, 2003 and 2002 (together with all related schedules, exhibits and attachments) have been furnished to Parent. No Company Benefit Plan is subject to Title IV of ERISA or Code Section 412. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Company Benefit Plan complies by its terms and in its operation with all the applicable requirements of ERISA, the Code and other applicable Law, (b) no Company Benefit Plan is under audit or investigation by any government agency and to the Knowledge of the Company no such audit or investigation is pending or threatened, (c) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, and each plan has received a favorable determination letter from the Internal Revenue Service or a favorable opinion letter from the Internal Revenue Service regarding the status of such plan as an approved prototype plan, (d) neither the Company nor any of the Subsidiaries nor any ERISA Affiliate has any liability, contingent or otherwise, under any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is described in Section 413 of the Code or Section 3(37) or Section 3(40) of ERISA, (e) neither any Company Benefit Plan nor the Company nor any Subsidiary or ERISA Affiliate has any liability under Chapter 43 of the Code or Section 409 or Section 502(i) of ERISA which has not been satisfied in full or, to the Knowledge of the Company, has engaged in any transaction that would reasonably be expected to result in any such liability, (f) all contributions which are called for under the terms of any Company Benefit Plan or ERISA or the Code or other applicable Law have been made in full on or before the deadline for making such contributions, (g) there is no Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan and, to the Knowledge of the Company, no such Litigation is pending or threatened and (h) except as required by Law, neither the Company nor any of the Subsidiaries has any liability, contingent or otherwise, under any Company Benefit Plan to provide life insurance or medical or other employee welfare benefits to any current or former employee or director or independent contractor upon his or her retirement or termination of employment or service, and neither the Company nor any of the Subsidiaries has ever agreed (whether in oral or written form) to provide any such benefits to any current or former employee or director or independent contractor. “ERISA Affiliate” means any entity whose employees are treated as employees of the Company or a Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

Section 3.17.   Labor and Employment Matters.

(a)    Neither the Company nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board (“NLRB”) or any other Governmental Entity. There is no existing, pending or, to the Knowledge of the Company, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of the Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of the Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of the Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

(b)   Since January 1, 2003, neither the Company nor any of the Subsidiaries has experienced any labor strike, work slowdown or stoppage or other material labor dispute and there is no such strike, slowdown, stoppage, or dispute actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries.

(c)    There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap, veteran status, or other protected category) pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of the Subsidiaries that involve allegations of disparate impact, pattern or practice or class-wide discrimination.

Section 3.18.   Environmental Compliance.

(a)    Except as otherwise does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and federal Laws relating to protection of the environment or human health, pollution control, product registration and hazardous materials (“Environmental Laws”) applicable to the Company, and (ii) the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Law or demand letter issued, entered, promulgated or approved thereunder.

(b)   There are no pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company or any of the Subsidiaries, of any liability or obligation arising under common law or under any Environmental Law (including the federal Comprehensive Environmental Response, Compensation and Liability Act), which liability or obligation, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation that would impose any liability or obligation that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries is subject to any agreement, order, judgment, decree, directive or lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

Section 3.19.   Intellectual Property.   Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    (i) the Company has good and exclusive title to each item of the Intellectual Property Rights; (ii) the Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant such rights to any person in exchange for payment or other consideration; (iii) to the Knowledge of the Company, the Company’s rights in the Licensed Rights and all other material rights in the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations; and (iv) the Intellectual Property Rights and the Licensed Rights are all those material intellectual property rights necessary to the conduct of the business of each of the Company and the Subsidiaries as presently conducted. The validity of the Intellectual Property Rights and title thereto, (A) have not been questioned in any prior Litigation; (B) are not being questioned in any pending Litigation; and (C) to the Knowledge of the Company, are not the subject of any threatened or proposed Litigation.

(b)   To the Knowledge of the Company, the business of each of the Company and the Subsidiaries, as presently conducted, does not conflict with or infringe on and has not been alleged to conflict with or infringe on any patents, trademarks, trade names, service marks, copyrights, trade secrets or other intellectual property rights of others or to constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company and the Subsidiaries operate.

(c)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company’s or the Subsidiaries’ right to use any of the Licensed Rights. To the Knowledge of the Company, there are no third parties using any of the Intellectual Property Rights material to the business of the Company or the Subsidiaries as presently conducted.

(d)   Each of the Company and the Subsidiaries exclusively owns, or possesses valid rights to, all computer software programs that are material to the conduct of the business of the Company and the Subsidiaries. To the Company’s Knowledge, there are no infringement or misappropriation suits, actions or proceedings pending or threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary. The use by each of the Company and the Subsidiaries of computer software licensed by others to the Company or the Subsidiaries does not breach in any material respect any terms of any license or other contract between the Company or the Subsidiaries and any third party. The Company and the Subsidiaries are in compliance in all material respects with the terms and conditions of all license agreements in favor of the Company and the Subsidiaries relating to computer software programs licensed by others for use by the Company or the Subsidiaries.

(e)    For purposes of this Section 3.19, (i) “Intellectual Property Rights” means all United States and foreign patents and patent applications, all United States and foreign trademark, service mark and copyright registrations and applications therefor, all internet uniform resource locator and domain name registrations and applications therefor, and all material trademarks, trade names, service marks, domain names and copyrights owned by the Company and the Subsidiaries, and (ii) “Licensed Rights” means all United States and foreign patents, trademarks, trade names, service marks and copyrights licensed to the Company or any of the Subsidiaries.

Section 3.20.   Undisclosed Liabilities.   Except for those liabilities that are reflected or reserved against on the Company’s consolidated balance sheet or disclosed in the notes to the Company Financial Statements, in each case included in the Company 2005 10-K, and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005 or liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither the Company nor any of the Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.21.   Brokers.   Except pursuant to the engagement letter between the Independent Advisor and the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 3.21 of the Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 3.22.   Related Party Transactions.   To the Knowledge of the Company, no officer or director of the Company or any of the Subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee or supplier of the Company. No officer or director of the Company or any of the Subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any intellectual property used by the Company or any of the Subsidiaries, (b) to the Knowledge of the Company, has any claim, charge, action or cause of action against the Company or any of the Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the Knowledge of the Company, has made, on behalf of the Company or any of the Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer or director of the Company or any of the Subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to the Company or any of the Subsidiaries or (e) to the Knowledge of the Company, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any of the Subsidiaries.

Section 3.23.   Anti-Takeover Provisions.   No “moratorium,” “control share,” “fair price,” “business combination” or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement. The Company is not a party to any stockholder rights agreement or otherwise subject to a stockholder rights plan or similar arrangement.

Section 3.24.   Company Indenture.   No “Event of Default” (as defined in the Indenture) has occurred and is continuing under the Indenture, there is no condition existing which, with the passage of time, would give rise to such an “Event of Default,” and neither the Company nor any of the Subsidiaries has previously received a waiver of any Event of Default under the Indenture. “Indenture” means the Indenture, dated as of February 23, 2004, related to the 9 7/8% Senior Notes due 2011 issued by UbiquiTel Operating Company.

Section 3.25.   Disclaimer.   Notwithstanding anything in this Agreement to the contrary, the Company does not make (and shall not be deemed to make) any representation or warranty regarding any contract, agreement, arrangement, development, fact or circumstance involving or relating to Parent or any of its affiliates, other than this Agreement and the Merger.

article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub jointly and severally represents and warrants to the Company as follows:

Section 4.1.   Organization and Standing.   Such person (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.2.   Authority for Agreement; Enforceability.   Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of the certificate of merger as required by the DGCL). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such person enforceable against such person in accordance with its terms.

Section 4.3.   No Conflict.   The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement will not, (a) conflict with or violate the articles or certificate of incorporation or bylaws of such person, (b) conflict with or violate any Law applicable to such person, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences that have not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 4.4.   Required Filings and Consents.   The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for applicable requirements, if any, of Blue Sky Laws and filing and recordation of the certificate of merger as required by the DGCL, (b) for those required by the HSR Act, (c) for the FCC Filings, (d) for such filings and approvals as are required to be made or obtained with or from any state public service or public utility commission or similar state regulatory bodies in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and (e) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 4.5.   Information Supplied.   None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC, first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders’ Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 4.6.   Brokers.   No broker, finder or investment banker (other than Citigroup Global Markets Inc.) is entitled to any brokerage, finder’s or other fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

Section 4.7.   No Prior Activities.   Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

Section 4.8.   Available Funds.   At the Effective Time, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger and to perform their respective obligations under this Agreement.

Section 4.9.   Ownership of Company Common Stock; Affiliates and Associates.

(a)    Neither Parent, Merger Sub nor any of their respective affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company, except in each case for shares held solely for passive investment purposes, provided that the aggregate of the shares of capital stock held by Parent, Merger Sub and their respective affiliates and associates constitute less than 5% of the outstanding shares of Company Common Stock; and

(b)   Neither Parent, Merger Sub or any of their respective subsidiaries is an “interested stockholder” of the Company or an “associate” or “affiliate” of any “interested stockholder” of the Company (as such terms are defined in Section 203 of the DGCL).

Section 4.10.   Disclaimer.   Notwithstanding anything in this Agreement to the contrary, neither Parent nor the Merger Sub makes (and shall not be deemed to make) any representation or warranty regarding any contract, agreement, arrangement, development, fact or circumstance involving or relating to the Company or any of its affiliates, other than this Agreement and the Merger and the ownership of capital stock of the Company.

article V

COVENANTS

Section 5.1.   Conduct of the Business Pending the Merger.

(a)    The Company covenants and agrees that between the date of this Agreement and the Effective Time, except as otherwise provided in Section 5.1(a) of the Company Disclosure Letter or unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), (i) the business of the Company and the Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and the Subsidiaries shall, except as otherwise expressly restricted by the terms of this Agreement and not consented to by Parent in writing within a reasonable time period following a request by the Company to Parent for such consent, use all commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or the Subsidiaries have significant business relations such that their ongoing businesses shall not be impaired in any material respect at the Effective Time, and (iii) the Company will comply in all material respects with all applicable Laws wherever its business is conducted, including the filing of all reports, forms or other documents with the FCC and with the SEC required pursuant to the Securities Act or the Exchange Act.

(b)   The Company covenants and agrees that between the date of this Agreement and the Effective Time, except as otherwise provided in Section 5.1(a) or Section 5.1(b) of the Company Disclosure Letter, the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; or (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Warrants or Company Options outstanding as of the date of this Agreement or (B) under the ESPP as described in Section 1.7.

(c)    Except as set forth in Section 5.1(c) of the Company Disclosure Letter, the Company covenants and agrees that between the date of this Agreement and the Effective Time without the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) amend its certificate of incorporation or bylaws (or other equivalent organizational documents); (ii) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (iii) make any loans or advances to any other person other than loans or advances between any Subsidiary or between the Company and any Subsidiary (other than loans or advances less than $100,000 made in the ordinary course of business consistent with past practice); (iv) except as permitted in Section 5.5(b), merge or consolidate with any other entity in any transaction, or acquire (other than capital expenditures permitted by Section 5.1(d)) or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $200,000 or greater or enter into any partnership, joint venture or similar arrangement; (v) change any material accounting policies or methods of accounting in effect at December 31, 2005, except as required by the SEC or as required by GAAP as concurred with by the Company’s independent auditors; (vi) make any change in employment terms for any of its directors or officers or hire any new employee at the vice president, director or senior director level; (vii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or the Subsidiaries, other than with respect to alterations, amendments or creations made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or required by applicable Law or as expressly contemplated by this Agreement or consented to in writing by Parent; (viii) other than as required by applicable Law, make any change to the Company Benefit Plans; (ix) acquire, or participate in any auction or other process related to the acquisition of, personal communications service licenses or wireless spectrum; (x) settle any material claim, action or proceeding, except to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of December 31, 2005; (xi) other than the renewal in the ordinary course of business, amend in any material respect, waive any of its material rights under, or enter into any agreements, arrangements or commitments that would be required to be disclosed in Section 3.14 or Section 3.22 of the Company Disclosure Letter; (xii) except as required by Law, make or change any election with respect to Taxes or change any accounting method, file any claim for refund or any amended Tax Return, settle any Tax dispute or waive or extend the statute of limitations relating to any Taxes of the Company or any Subsidiary; or (xiii) apply for or otherwise seek to obtain any License issued or granted by the FCC; or (xiv) commit or agree to take any of the actions described in this Section 5.1.

(d)   Section 5.1(d) of the Company Disclosure Letter sets forth the projected capital expenditures for the Company and the Subsidiaries on a consolidated basis from the date of this Agreement through December 31, 2006. The Company agrees that it shall not incur capital expenditures, in the aggregate, in excess of such projected capital expenditures.

Section 5.2.   Access to Information; Confidentiality.

(a)    From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the “Representatives”) of the Company to, afford the Representatives of Parent and Merger Sub reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Subsidiaries, and shall furnish Parent and Merger Sub with all financial, operating and other data and information as Parent or Merger Sub, through its Representatives, may reasonably request, except in each case with respect to any document or other information with respect to any potential or current litigation between the Company and the Subsidiaries, on the one hand, and Parent or any of its affiliates, on the other hand, that is subject to an attorney-client or other privilege or constitutes attorney work product. Parent and the Company will remain subject to the terms of that certain confidentiality agreement with the Company dated April 7, 2006 (the “Confidentiality Agreement”); provided, that from the date hereof to the Effective Time, any pre-planning activity between the Parent and any employee of the Company regarding the employment of such employee by Merger Sub or Parent following the consummation of the transactions contemplated hereby shall not be a violation of the Confidentiality Agreement; provided, further that if this Agreement is terminated, Parent and its subsidiaries shall not be entitled to employ any employee of the Company with whom Parent has contact in connection with this Agreement, until the date that is six (6) months from the date of such termination; provided, that this employment restriction shall not apply to (i) any part-time employee, (ii) any employee who as of the date hereof has already entered into employment discussions with Parent or contacted Parent to initiate such discussions, or (iii) any employee who seeks employment with Parent on his or her own initiative, including pursuant to a generalized advertisement of employment opportunities by Parent or generalized employee searches by headhunter/search firms for Parent (in either case not focused specifically on or directed in any way at the employees or an employee of the Company). In addition, from the date hereof to the Effective Time, the Company shall, and shall cause its Representatives to, cooperate and consult with Parent regarding transition planning and post-closing integration issues as reasonably requested by Parent. To facilitate such cooperation and consultation, the Company shall make available to such Representatives of Parent office space and secretarial or other administrative services as reasonably requested by Parent. The use of any information for the purpose of evaluating the Merger or the other transactions contemplated by this Agreement that Parent or Merger Sub or any of their affiliates may possess regarding the Company or any of its affiliates, including information provided under any agreement to which Parent, Merger Sub or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, are a party, shall, if used in accordance with the terms of the Confidentiality Agreement, not be deemed a breach of any non-competition, non-disclosure or non-use agreement or other restrictive agreement between the Company and Parent with respect thereto.

(b)   No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties.

Section 5.3.   Notification of Certain Matters.   The Company shall give prompt notice to Parent of any change or event (i) that has or would reasonably be expected to have a Material Adverse Effect or (ii) that it believes results or would reasonably be expected to result in a failure of the condition set forth in Section 6.2(a). Parent shall give prompt notice to the Company of any change or event (i) that has or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement or (ii) that it believes results or would reasonably be expected to result in a failure of the conditions set forth in Section 6.3. The delivery of any notice pursuant to this Section 5.3, however, shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or that is necessary to correct any information in the Company Disclosure Letter that has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend the Company Disclosure Letter that it has delivered pursuant to this Agreement and deliver such supplement or amendment to Parent; provided that such supplement or amendment shall be for informational purposes only and shall not enlarge, reduce or otherwise modify the rights of the parties hereunder (including the right of any party to assert the failure of a condition to Closing set forth in Article VI without regard to any such supplement or amendment).

Section 5.4.   Further Assurances.

(a)    Upon the terms and subject to the conditions hereof, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law, subject to Section 5.5, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or as otherwise reasonably requested by Parent or as are necessary to fulfill the conditions set forth in Article VI. Without limiting the generality of the foregoing, the Company shall use all commercially reasonable efforts and shall otherwise cooperate with Parent in such manner as reasonably requested by Parent in order to obtain the consents referred to in Section 1.2 of the Company Disclosure Letter. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation, subject to Section 5.5, shall use all commercially reasonable efforts to take all such action.

(b)   In connection with, and without limiting the foregoing, the Company shall (i) take all commercially reasonable actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

Section 5.5.   Board Recommendations.

(a)    In connection with the Merger and the Stockholders’ Meeting, the Board of Directors of the Company shall (i) subject to Section 5.5(b), recommend to the Company Stockholders to vote in favor of the approval of the Merger Agreement and the Merger and use all commercially reasonable efforts to obtain the necessary approvals by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) otherwise comply with the legal requirements applicable to such meeting.

(b)   Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 5.5(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction (any action described in clause (i) above or in this clause (ii) being referred to as an “Adverse Recommendation Change”), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement in compliance with the provisions of Section 5.9(b) (each, an “Acquisition Agreement”) related to any transaction involving an Acquisition Proposal from a third party (an “Alternative Transaction”). Notwithstanding the foregoing, if prior to the adoption of this Agreement by the Company Stockholders, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal in compliance with this Section 5.5(b) and after receipt of advice from outside counsel, that it is required to do so to comply with fiduciary duties to the Company Stockholders under applicable Delaware Law, the Board of Directors of the Company may (subject to this and the following sentences) make an Adverse Recommendation Change, but only at a time that is after the fourth business day following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal or an Acquisition Proposal that is reasonably likely to be a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal or Acquisition Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of the Company is considering making an Adverse Recommendation Change. During such four business day period, the

Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to the Company Stockholders without an Adverse Recommendation Change; provided, however, that any such proposed adjustment shall be at the discretion of Parent at the time. For purposes of this Agreement, a “Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction that the Board of Directors of the Company determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to the Company Stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction). Notwithstanding any such Adverse Recommendation Change, the Company shall submit this Agreement to the Company Stockholders, with such disclosures as shall be required by Law, and provided that in the event of an Adverse Recommendation Change permitted under this Section 5.5(b), the Company may submit this Agreement to the Company Stockholders without a recommendation or with a negative recommendation, in which event the Board of Directors of the Company may communicate the basis for its lack of recommendation or negative recommendation to the Company Stockholders in the Proxy Statement or an appropriate amendment or supplement thereto. Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company Stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a third party or from making any similar disclosure, in either case to the extent required by applicable Law; provided, that the Company may not, except as provided by this Section 5.5(b), withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors of the Merger or this Agreement.

Section 5.6.   Stockholder Litigation.   The Company or Parent shall give the other party the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors or Parent and its directors, as the case may be, relating to the transactions contemplated by this Agreement or the Merger; provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld.

Section 5.7.   Indemnification.

(a)    It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director, officer, employee and agent of the Company or the Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been made available to Parent, shall survive the Merger, and Parent shall, subject to Section 5.7(c), (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation’s obligation with respect thereto (without regard to any discharge of such obligation in any bankruptcy or similar proceeding). Parent and Merger Sub agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

(b)   Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time, if available, the Company’s current directors’

and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) Indemnified Parties (“D&O Insurance”) (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage containing terms and conditions that are not materially less favorable to the Indemnified Parties); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 200% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 200% of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors currently covered by such D&O Insurance reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, or the Surviving Corporation may purchase, after the Effective Time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Party; provided that the premium and terms of such insurance are reasonably acceptable to Parent (it being understood that a policy with a one-time premium not in excess of 250% of the current annual premium shall be deemed to be reasonably acceptable to Parent).

(c)    If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

(d)   The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 5.8.   Public Announcements.   Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be substantially in the form attached as Exhibit C.

Section 5.9.   Acquisition Proposals.

(a)   The Company shall, on the date hereof, terminate (and shall cause each Subsidiary to terminate) all direct and indirect negotiations and discussions with all other parties with respect to any Acquisition Proposal or any potential Acquisition Proposal.

(b)   The Company shall not, nor shall it authorize or permit any of the Subsidiaries or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) participate in or knowingly encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the adoption of this Agreement by the Company Stockholders if, and only to the extent that, (A) the Board of Directors of the Company, based upon the advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Stockholders under applicable Delaware Law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity containing provisions no less favorable to the Company than those set forth in the Confidentiality Agreement and (C) the Board of Directors of the Company concludes in good faith, based upon advice from its independent financial advisor, that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall provide prompt (and at least within 24 hours) oral and written notice to Parent of (1) the receipt of any such Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, (2) the material terms and conditions of such Acquisition Proposal or inquiry, (3) the identity of such person or entity making any such Acquisition Proposal or inquiry and (4) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent fully and promptly informed of the status and material changes to the terms of any such Acquisition Proposal or inquiry. For purposes of this Agreement, subject to Section 7.2(c), “Acquisition Proposal” means any proposal with respect to (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of common stock of the Company or of the outstanding voting power of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving the Company (other than the Merger) or any of the Subsidiaries pursuant to which any person or group of persons (other than Parent or its affiliates) party thereto, or its stockholders, owns or would own more than 20% of the outstanding shares of common stock or the outstanding voting power of the Company or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (iii) any transaction pursuant to which any person (or group of persons) other than Parent or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Subsidiaries of the Company and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Company) of the Company or any of the Subsidiaries representing more than 20% of the fair market value of all the assets of the Company and the Subsidiaries, taken as a whole, immediately prior to such transaction.

Section 5.10.   Stockholders’ Meeting; Proxy Statement.

(a)   At the request of Parent, the Company shall cause the Stockholders’ Meeting to be duly called and held as soon as practicable after the Proxy Statement is cleared by the SEC, for the purpose of voting on the approval and adoption of this Agreement and the Merger.

(b)   The Company shall take all action necessary in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, and convene the Stockholders’ Meeting.

(c)   Subject to Sections 5.5 and 5.9, the Company shall (i) solicit from the Company Stockholders entitled to vote at the Stockholders’ Meeting proxies in favor of such approval and (ii) take all other action reasonably necessary to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

(d)   Parent and the Company will as promptly as practicable after the date of this Agreement jointly prepare the Proxy Statement, and the Company shall file the Proxy Statement with the SEC, and shall use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practical time. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions, and Parent shall furnish all information concerning it and Merger Sub as the Company may reasonably request in connection with such actions. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If (i) at any time prior to the Stockholders’ Meeting, any event should occur relating to the Company or any of the Subsidiaries that should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly inform Parent and (ii) if at any time prior to the Stockholders’ Meeting, any event should occur relating to Parent or Merger Sub or any of their respective associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (i) or (ii) the Company and Parent, will, upon learning of such event, promptly prepare, and the Company shall file with the SEC and, if required, mail such amendment or supplement to the Company Stockholders; provided, prior to such filing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other’s comments, except with respect to any comment that would create a misstatement of fact or an omission of a material fact. Each of Parent and Merger Sub shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Company Common Stock directly or indirectly beneficially owned by it.

(e)   The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in Section 3.3, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company (the “Independent Advisor Engagement Letter”), consented to the inclusion of references to its opinion in the Proxy Statement.

Section 5.11.   Stockholder and Warrant Holder Lists.

(a)    The Company shall promptly upon the request by Parent, or shall cause its transfer agent to promptly, furnish Parent and Merger Sub with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of

Company Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Parent and Merger Sub with such additional information, including updated listings and computer files of the Company Stockholders, mailing labels and security position listings, and such other assistance as Parent, Merger Sub or their agents may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Proxy Statement and any other documents necessary to consummate the Merger, Parent shall hold in confidence the information contained in any such labels, listings and files, and the additional information referred to in the preceding sentence, will use such information only in connection with the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in its possession or control or in the possession or control of its agents or representatives.

(b)   The Company shall use its commercially reasonable efforts to provide, or cause the warrant agent for the Company Warrants to provide, promptly after the date hereof the names and addresses of all record holders of Company Warrants, as of the most recent practicable date. The Company shall timely provide notice of the Merger and the transactions contemplated by this Agreement in accordance with the terms of the warrant agreement governing the Company Warrants to the warrant agent for the Company Warrants, such notice to be in form and substance reasonably satisfactory to Parent. The Company shall use its commercially reasonable efforts to cause the warrant agent for the Company Warrants to timely provide notice of the Merger and the transactions contemplated by this Agreement in accordance with the terms of the warrant agreement governing the Company Warrants to all holders of any Company Warrant, such notice to be in form and substance reasonably satisfactory to Parent.

Section 5.12.   Director Resignations.   The Company shall cause to be delivered to Parent resignations of all the directors of the Company’s Subsidiaries to be effective upon the consummation of the Merger. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

Section 5.13.   Benefits Continuation; Severance.

(a)    Except as provided in Section 5.13 of the Company Disclosure Letter, for the period beginning at the Effective Time and ending no earlier than the first anniversary of the Effective Time, Parent, the Company and the Surviving Corporation shall provide, or shall cause their subsidiaries to provide, benefits that are substantially comparable in the aggregate to those provided under the Scheduled Company Benefit Plans as in effect on the date hereof to employees of the Company and the Subsidiaries as of the Effective Time (“Affected Employees”); notwithstanding the foregoing, however, Parent, the Company and the Surviving Corporation shall not be obligated to make matching contributions or any other payments under the UbiquiTel Retirement Plan (the “Company 401(K) Plan”) in amounts or percentage levels comparable to matching contributions or other payments made by the Company prior to the consummation of the Merger but will provide matching contributions and other such payments in amounts and percentage levels comparable to similarly situated employees of Parent. Parent, the Company and the Surviving Corporation shall comply with the terms of all Scheduled Company Benefit Plans in effect on the date hereof, subject to any reserved right to amend or terminate any Scheduled Company Benefit Plan; provided, however, that no such amendment or termination may be inconsistent with Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 5.13(a). Without limiting the generality of the foregoing, Parent, the Company and the Surviving Corporation agree to honor all obligations to Affected Employees, including, but not limited to, obligations for severance pay and other severance benefits (x) pursuant to the terms of the written employment and separation agreements listed in

Section 3.16 of the Company Disclosure Letter or pursuant to Section 5.1(c) of the Company Disclosure Letter and (y) who are terminated prior to the date that is 12 months following the Effective Time in accordance with the Company’s severance pay plan and policies set forth in Section 5.13(a) of the Company Disclosure Letter.

(b)   Affected Employees shall be given credit for all service with the Company and the Subsidiaries (or service credited by the Company or the Subsidiaries) under all employee benefit plans and arrangements currently maintained or established in the future by Parent or any of its subsidiaries (including the Surviving Corporation) in which they are or become participants for purposes of participation, eligibility, vesting and level of benefits (but not for benefit accruals under any defined benefit pension plan or any plan providing post-retirement medical, dental or prescription drug benefits or as would otherwise result in duplication of benefits). Parent and its subsidiaries (including the Surviving Corporation) shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Parent and its subsidiaries (including the Surviving Corporation) to be waived with respect to Affected Employees and their eligible dependents to the extent waived under the corresponding Scheduled Company Benefit Plan in which the applicable Affected Employee participated prior to the Effective Time and, with respect to life insurance coverage, up to the Affected Employee’s current level of insurability. Parent and its subsidiaries (including the Surviving Corporation) shall give Affected Employees and their eligible dependents credit for the plan year in which the Effective Time (or, if later, the commencement of participation in any benefit plan) occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or, if later, the date of commencement of participation in such benefit plan).

(c)    The Company agrees that Parent may enter into retention bonus arrangements that have effect following the Effective Time with such employees of the Company and the Subsidiaries as determined by Parent in such amounts and on such terms and conditions as determined by Parent.

(d)   For purposes of this Section 5.13, the term “Scheduled Company Benefit Plan” shall mean only those Company Benefit Plans listed in Section 5.13 of the Company Disclosure Letter.

(e)    Nothing in this Section 5.13 shall confer any rights or remedies upon any person, individual or whomsoever other than the Company, Parent and Merger Sub.

Section 5.14.   Rule 16b-3.   Prior to the Effective Time, the Company may approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

ARTICLE VI

CONDITIONS

Section 6.1.   Conditions to the Obligation of Each Party.   The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties at or prior to the Effective Time:

(a)    This Agreement and the Merger shall have been adopted by the requisite vote of the Company Stockholders, as required by the DGCL, the Company Certificate of Incorporation and the Company Bylaws;

(b)   No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger

(an “Injunction”) shall be in effect; provided, however, that each of the parties shall use all commercially reasonable efforts to prevent the entry of any such Injunction and to cause any such Injunction that may be entered to be vacated or otherwise rendered of no effect;

(c)    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal; and

(d)   All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act).

Section 6.2.   Conditions to Obligations of Parent and Merger Sub to Effect the Merger.   The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)    (i) the representations and warranties of the Company set forth in this Agreement (other than those set forth in Section 3.2 or Section 3.23) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect (disregarding for these purposes (A) any qualification or exception for, or reference to, materiality in any such representation or warranty and (B) any use of the terms “material,” “materiality,” “in all material respects,” “material adverse change,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty); and the representations and warranties of the Company set forth in Section 3.2 and Section 3.23 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

(ii)   the Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement; and

(iii)  an executive officer of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified in clauses (i) and (ii) of this Section 6.2(a) is satisfied in all respects.

(b)   The Company and the Subsidiaries shall have procured all consents identified in Section 6.2(b) of the Company Disclosure Letter.

(c)    There shall not be pending any action, investigation or proceeding by any Governmental Entity, and there shall not be pending any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to Parent, (i) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Merger, (ii) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Parent or its subsidiaries of all or any portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Parent or any of its subsidiaries, or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Parent or any of its subsidiaries, or (iii) seeking to require divestiture by Parent or any of its subsidiaries of the shares of Company Common Stock.

Section 6.3.   Conditions to Obligations of the Company to Effect the Merger.   The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)    (i) the representations and warranties of Parent and Merger Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the representations and warranties of Parent and Merger Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

(ii)   each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement; and

(iii)  an executive officer of each of Parent and Merger Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified in clauses (i) and (ii) of this Section 6.3(a) is satisfied in all respects by Parent and Merger Sub, respectively.

(b)   No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

article VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Stockholders:

(a)    By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b)   By either Parent or the Company, upon written notice to the other, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating this Agreement pursuant to this Section 7.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

(c)    By either Parent or the Company upon written notice to the other if the Merger shall not have been consummated on or before December 31, 2006; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

(d)   By Parent or Merger Sub, upon written notice to the Company, if, prior to the approval required by Section 6.1(a) of the Company Stockholders at the Stockholders’ Meeting, the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger or this Agreement, (ii) causes the Company to enter into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement), (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have resolved to do any of the foregoing.

(e)    By the Company or Parent, upon written notice to the other, if this Agreement shall fail to be adopted by the Company Stockholders at the Stockholders’ Meeting (including any adjournment or postponement thereof);

(f)    By Parent or the Company, upon written notice to the other, if there shall have been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(f) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 6.2(a) (in the case of a breach of representation or warranty by the Company) or Section 6.3(a) (in the case of a breach of representation or warranty by Parent or Merger Sub); or

(g)    By Parent or the Company, upon written notice to the other, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

Section 7.2.   Effect of Termination.

(a)         In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except that Section 5.2(b), Section 5.11, this Section 7.2 and Article VIII shall survive termination of this Agreement; provided that nothing herein shall relieve any party from liability for any willful breach hereof.

(b)         If Parent or Merger Sub exercises its right to terminate this Agreement under Section 7.1(d), then the Company shall within two (2) business days of such termination pay to Parent $35,000,000 in immediately available funds (the “Termination Fee”).

(c)         In the event that (i)(x) an Acquisition Proposal has been proposed by any person (other than Parent and Merger Sub or any of their respective affiliates) or any person has announced its intention (whether or not conditional) to make an Acquisition Proposal or an Acquisition Proposal or such intention has otherwise become known to the Company’s directors or officers, or its stockholders generally and (y) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(c), 7.1(e) or 7.1(g), and (ii) within 12 months after such termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay Parent the Termination Fee upon the first to occur of the events described in clause (ii) of this sentence. For purposes of this Section 7.2(c), references to 20% in the definition of “Acquisition Proposal” as such term relates to an Alternative Transaction will be deemed to be references to 50%.

(d)         Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 7.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

Section 7.3.   Amendments.   This Agreement may not be amended except by action taken or authorized by the board of directors of each of the parties (and, in the case of the Company, with the approval of the Board of Directors of the Company) set forth in an instrument in writing signed on behalf of each of the parties; provided, however, that after adoption of this Agreement by the Company Stockholders, no amendment may be made without the further approval of the Company Stockholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof or such further approvals otherwise required by the DGCL.

Section 7.4.   Waiver.   At any time prior to the Effective Time, whether before or after the Stockholders’ Meeting, any party, by action taken or authorized by its board of directors, may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

article VIII

GENERAL PROVISIONS

Section 8.1.   No Third Party Beneficiaries.   Other than the provisions of Section 5.7, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties.

Section 8.2.   Entire Agreement.   This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof, except for any Sprint PCS Management Agreement or related agreement in effect between the Company or any Subsidiary, on the one hand, and Parent or any of its subsidiaries, on the other hand.

Section 8.3.   Succession and Assignment.   This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Merger Sub may freely assign its rights without such prior written approval to another direct or indirect wholly owned subsidiary of Parent as to which the representation in Section 4.7 is true and accurate if such assignee were substituted for Merger Sub therein, but no such assignment shall relieve Merger Sub or Parent of any of its obligations hereunder.

Section 8.4.   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 8.5.   Governing Law; Venue; Service of Process, Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.

(b)   The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement will be brought solely in the state or federal courts of the State of Delaware, (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to arising out of this Agreement and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court.

(c)    Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement; provided that such service will be deemed to have been given only when actually received by such party. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

(d)   EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

Section 8.6.   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 8.7.   Specific Performance.   Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

Section 8.8.   Construction.   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All references to the “parties” means the parties to this Agreement unless the context otherwise requires. All references to any agreement, instrument, statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions or successor statutes or regulations). When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 19, 2006.

Section 8.9.   Non-Survival of Representations and Warranties and Agreements.   The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I and Article VIII and Section 5.4, Section 5.7 and Section 5.13 shall survive the Effective Time in accordance with their terms.

Section 8.10.   Certain Definitions.   For purposes of this Agreement, the terms “associate” and “affiliate” shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act,

and the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

Section 8.11.   Fees and Expenses.   Each party shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 8.12.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) or sent by reputable overnight express courier (charges prepaid) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.12:

If to Parent or Merger Sub:
Sprint Nextel Corporation
2001 Edmund Drive
Reston, VA 20191
Facsimile: (703) 433-4846
Attention: General Counsel
with a copy to:
King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309-3521
Facsimile: (404) 572-5100
Attention: Michael J. Egan
C. William Baxley
If to the Company:
UbiquiTel Inc.
One West Elm Street
Suite 400
Conshohocken, PA 19428
Facsimile: (610) 832-1076
Attention: Donald A. Harris
Patricia E. Knese
with a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Facsimile: (312) 861-2200
Attention: R. Scott Falk, P.C.
Robert M. Hayward

Section 8.13.   Cross-References to Certain Terms Defined Elsewhere in This Agreement.

TERM	Section
Acquisition Agreement	5.5(b)
Acquisition Proposal	5.9(b)
Adverse Recommendation Change	5.5(b)
Affected Employees	5.13(a)
Agreement	Preamble
Alternative Transaction	5.5(b)
Blue Sky Laws	3.5
Certificate	1.4(c)
Certificate of Merger	1.2
Closing	1.2
Code	1.8(e)
Company	Preamble
Company 401(k) Plan	5.13(a)
Company 2005 10-K	3.8(b)
Company Benefit Plan	3.16
Company Benefit Plans	3.16
Company Bylaws	3.1
Company Certificate of Incorporation	3.1
Company Common Stock	Preamble
Company Disclosure Letter	Article III
Company Financial Statements	3.8(b)
Company Licenses	3.7(c)
Company Material Licenses	3.7(b)
Company Options	1.6
Company Permitted Lien	3.11
Company Rights	3.2
Company SEC Reports	Article III
Company Stock Option Plan	1.6
Company Stockholders	Preamble
Company Warrants	3.2
Confidentiality Agreement	5.2(a)
D&O Insurance	5.7(b)
DGCL	Preamble
Dissenting Shares	1.5(a)
Effective Time	1.2
Environmental Laws	3.18(a)
ERISA	3.16
ERISA Affiliate	3.16
ESPP	1.7
Exchange Act	Article III
FAA	3.7(c)
FCC	3.5
FCC Filings	3.5
Fund	1.8(a)
GAAP	3.4
Governmental Entity	3.5
Harris Employment Agreement	1.6(a)

HSR Act	3.5
Indemnified Parties	5.7(a)
Indenture	3.24
Independent Advisor	3.3(b)
Independent Advisor Engagement Letter	5.10(e)
Injunction	6.1(b)
Intellectual Property Rights	3.19(e)
Knowledge	3.7
Law	3.4
Licenses	3.7(b)
Litigation	3.13
Material Adverse Effect	3.4
Material Contract	3.14(a)
Merger	Preamble
Merger Consideration	1.4(b)
Merger Sub	Preamble
NLRB	3.17(a)
Parent	Preamble
Payee	1.8(e)
Paying Agent	1.8(a)
Preferred Stock	3.2
Proxy Statement	3.15
Report	3.8(a)
Representatives	5.2(a)
Scheduled Company Benefit Plan	5.13(d)
SEC	Article III
Securities Act	Article III
SOX Act	3.8(a)
Stockholders Agreement	Preamble
Stockholders’ Meeting	3.15
Subsidiary	3.1
Superior Proposal	5.5(b)
Surviving Corporation	1.1
Tax	3.10
Tax Return	3.10
Taxes	3.10
Termination Fee	7.2(b)

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPRINT NEXTEL CORPORATION
By:	/s/ STEVEN M. NIELSEN
Name: Steven M. Nielsen
Title: Vice President
EAGLE MERGER SUB INC
By:	/s/ DOUGLAS B. LYNN
Name: Douglas B. Lynn
Title: Vice President
UBIQUITEL INC.
By:	/s/ DONALD A. HARRIS
Name: Donald A. Harris
Title: President and Chief Executive Officer